Ross Miller Secretary of State 204 North Carton Street. Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Filed in the Office of	Document Number
/s/ Ross miller	20080289245-30
Ross miller	Filing Date and Time
Secretary of State	04/28/2008 10:59 AM
State of Nevada	Entity Number
C18532-2001

Certificate of Amendment (PURSUANT TO NRS 78,385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:

Procera Networks, Inc.

2.  The articles have been amended as follows (provide article numbers, if available):

ARTICLE FOURTH - This Article of the Articles of Incorporation of this corporation is amended to read in full as follows:

"The total total number of shares of capital stock which this corporation shall have authority to issue is one hundred forty-five million (145,000,000) with a par value of $.001 per share. One hundred thirty minion (130,000,000) of those shares are Common Stock and fifteen million (15,000,000) of those shares are Preferred Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter CMS which action of the stockholders of this corporation is sought. . . . "[continued on attached Addendum]

ARTICLE TENTH - Section (b) of this Article of the Articles of Incorporation of this corporation is amended to read in full as follows:

"The members of the Board of Directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting. . . " [continued on attached Addendum]

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the*articles of incorporation have voted in favor of the amendment is:    62.5%

4.  Effective date of filing (optional):                Upon filing.
                                                                               (must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):           X /s/ Thomas H. Williams

*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ADDENDUM TO
CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
PROCERA NETWORKS, INC.

This Addendum is attached to the Certificate of Amendment of Procera Networks, Inc., a Nevada corporation. The amendments set forth in Section 2 of said Certificate are continued as follows:

ARTICLE FOURTH -

". . . . The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) determined by the Board of Directors of this corporation in accordance with the provisions of Section (3) of ARTICLE FIFTH of these Articles of Incorporation, or (ii) as otherwise provided by the Nevada General Corporation Law, as amended from time to time."

ARTICLE TENTH Section (b) -

". . . . Each director, including a director elected or appointed to fill a vacancy, shall hold office until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until his death, resignation or removal. Directors need not be shareholders of the corporation. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until their successors are elected and qualified. The shareholders may elect a director at any time to fill any vacancy not filled by the directors."

STATE OF NEVADA

ROSS MILLER Secretary of State	SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings
OFFICE OF THE
SECRETARY OF STATE

Certified Copy

April 28, 2008

Job Number:	C20080428-131.7
Reference Number:	00001836888-42
Expedite:
Through Date:

The undersigned filing officer hereby certifies Chat the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20080289245-30	Amendment	2 Pages/1 Copies

Respectfully, /s/ Ross Miller ROSS MILLER Secretary of State By illegible Certification Clerk

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701 -4069
Telephone (775) 684-5708
Fax (775) 684-7138